                                                                      EXHIBIT 37


                       [LOGO OF QUICKTURN APPEARS HERE]
October 2, 1998

Dear Fellow Stockholder:

  Your Board of Directors is committed to growing Quickturn's businesses and increasing the value of your investment. We can only be successful with your continued support.

                   PARTICIPATE IN QUICKTURN'S BRIGHT FUTURE

                           DO NOT TENDER YOUR SHARES

                     DO NOT VOTE MENTOR'S GOLD PROXY CARD

  Your Board of Directors strongly believes that Quickturn has a great future. We see, as we believe Mentor Graphics does, the potential for dramatic growth in our key technologies. Your Board determined that Mentor's offer is inadequate, does not reflect the inherent value of the company, and is not in the best interests of Quickturn or its stockholders. The Quickturn Board strongly recommends that you not tender your shares to Mentor and urges that you not return Mentor's gold proxy card. Your Board believes that Quickturn will generate substantial returns for stockholders over the next two years and thereafter.

                   BUT DON'T JUST TAKE OUR WORD FOR IT . . .
                      LET THE FACTS SPEAK FOR THEMSELVES

  Today, Quickturn announced that it expects to exceed consensus analysts' estimates for the third quarter of 1998. The revenue for the quarter ending September 30, 1998 is expected to be approximately $25.5 million, compared to the consensus analysts' estimates of $24.7 million. Excluding the legal and advisory expenses of approximately $4.0 million related to Quickturn's defense against Mentor's attempted hostile takeover, the company currently expects net income for the third quarter to be approximately $600,000, or $0.03 per share, compared to consensus analysts' estimates of a loss of $0.03 per share. Over the last two quarters, customers in several countries delayed investment in high-performance verification tools. More recently, we see that several key customers have begun to reinvest in design and verification. In fact, as we enter the fourth quarter, Quickturn has the strongest backlog we've seen this year.

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                      READ WHAT THE EXPERTS ARE SAYING...

  THE STATE OF WISCONSIN INVESTMENT BOARD (SWIB) -- one of Quickturn's largest stockholders with approximately 2,101,500 shares -- stated that it "HAS REJECTED THE CASH TENDER OFFER MADE BY MENTOR GRAPHICS." SWIB said that MENTOR'S OFFER IS "INADEQUATE," and that "QUICKTURN'S STAND-ALONE RETURN POTENTIAL OVER THE LONG-TERM SIGNIFICANTLY EXCEEDS THE PRICE BEING OFFERED BY MENTOR GRAPHICS."

  Jennifer Smith, an analyst specializing in electronic design automation
(EDA) at BancBoston Robertson Stephens, said in an August 25, 1998 research report, "Despite the current slowdown in the EDA sector, due to weakness in Asia and the semiconductor market in general, WE BELIEVE THAT QUICKTURN IS
WELL POSITIONED TO PARTICIPATE IN GREATER THAN MARKET GROWTH WHEN THE SEMICONDUCTOR MARKET RETURNS TO HEALTH." In the report, Ms. Smith also said,
".....[W]E BELIEVE THAT THE PROPOSED BID FOR QUICKTURN ... MAY NOT BENEFIT BOTH
COMPANIES' SHAREHOLDERS as much as investments in new, emerging verification solutions."*

                 DON'T BE MISLED BY MENTOR'S DESPERATE ATTEMPT
                     TO TAKE OVER QUICKTURN AND ITS FUTURE

  Mentor is soliciting gold proxy cards from Quickturn stockholders in its attempt to replace your company's Board with its slate of hand-picked nominees. If Mentor's nominees are elected, their primary purpose will be to facilitate Mentor's takeover of Quickturn at what your Board has determined is an inadequate price. YOUR BOARD STRONGLY URGES YOU TO REJECT MENTOR'S SOLICITATION AND TO THROW AWAY ANY GOLD PROXY CARD THAT YOU MAY RECEIVE.

  YOUR BOARD BELIEVES THAT MENTOR UNDERSTANDS THE SCARCITY VALUE OF QUICKTURN'S LEADERSHIP POSITION IN THE INDUSTRY AND ITS POWERFUL PATENT PORTFOLIO. Mentor's numerous challenges to Quickturn's patents have failed -- the courts have rejected to date every one of Mentor's challenges. Your Board's rejection of Mentor's offer affirms its continued confidence in Quickturn's future and its determination that our stockholders should be given every opportunity to participate fully in that future.

  YOUR BOARD STRONGLY RECOMMENDS THAT QUICKTURN STOCKHOLDERS NOT TENDER THEIR SHARES TO MENTOR'S OFFER AND NOT RETURN ANY MENTOR GOLD PROXY CARD THAT MAY HAVE BEEN SENT TO YOU. THE QUICKTURN BOARD WILL CONTINUE TO ENSURE THAT YOUR BEST INTERESTS -- NOT MENTOR'S -- ARE SERVED.

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                   PARTICIPATE IN QUICKTURN'S BRIGHT FUTURE

                           DON'T TENDER YOUR SHARES

                     DON'T VOTE MENTOR'S GOLD PROXY CARDS

  If you have tendered, you can still withdraw your shares, if you act promptly. If you hold your shares with a bank or broker, you merely need to call your broker to withdraw your shares. If you hold your shares in certificate form, please fill out the enclosed withdrawal form. If you have any questions or require any assistance in withdrawing any shares you may have tendered, please call Morrow & Co., Inc. toll-free at 1-800-662-5200.

                                          On Behalf of the Board of Directors,

                                          /s/ Keith R. Lobo
                                          Keith R. Lobo
                                          Chief Executive Officer and
                                           President


--------
* First Call, BancAmerica Robertson Stephens: Jennifer M. Smith, August 25, 1998. Permission to use these quotations was neither sought nor obtained.

           CERTAIN INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

  This press release contains forward-looking statements, including statements regarding future periods as well as statements regarding the company's markets. Actual results could differ materially from those described in the forward-looking statements as a result of factors including, but not limited to, the following: (i) review by the company's independent auditors; (ii) the company is uncertain whether the recent weakness experienced in the Asia-Pacific and domestic markets will continue in the foreseeable future; (iii) product transitions to Quickturn's new Mercury Design Verification System may be disrupted due to slow market acceptance or due to disruptions in manufacturing or component availability; (iv) many of the company's customers order on an as-needed basis and often delay delivery of firm purchase orders;
(v) the decision of customers to purchase the company's products involves a lengthy sales cycle which could result, among other things, in fluctuations of operating results and inventory obsolescence if expected orders are delayed or not received; (vi) the company expects increased competition, which could result in lost sales or price erosion; (vii) the company's patents and other proprietary rights may not ensure adequate protection against competition;
(viii) the company serves the electronics and semiconductor industries, which are noted for rapidly changing needs, there can be no assurance that Quickturn's product enhancements or new product introductions will keep pace with or meet those rapidly changing needs or that new products offered by others will not be superior to those offered by Quickturn; and (ix) there can be no assurance that Quickturn can retain the services of key employees and key suppliers upon which the company is dependent to provide product advances, timely production and high levels of product quality and reliability.

               --------------------------------------------------
                 HOW TO WITHDRAW YOUR QUICKTURN SHARES YOU'VE
                          TENDERED TO MENTOR GRAPHICS
               --------------------------------------------------

Step 1: Fill out the information requested in sections A and B below completely.
======

STEP 2: Have section C (Signature Guarantee) completed and signed by an Eligible ====== Institution, as described in that section below.


STEP 3: Mail this completed form in the enclosed envelope and/or send it by ====== facsimile to one of the numbers listed on the reverse side so that it will be received by the Depositary no later than 12:00 Midnight, New York City time, October 6, 1998.


NOTE:

        IF YOU TENDERED DIFFERENT SHARES, REGISTERED IN DIFFERENT NAMES, under separate Letters of Transmittal, please use a separate Notice of Withdrawal for each such Letter Of Transmittal.

     IF YOU DO NOT KNOW YOUR CERTIFICATE NUMBER(S), you may call Boston Equiserve at 1-781-575-3400 and request your certificate numbers.

================================================================================

GENTLEMEN:

       The undersigned hereby withdraws the shares of Common Stock (the "Shares") of Quickturn Design Systems, Inc. described below representing all Shares tendered by the undersigned:



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A.  DESCRIPTION OF SHARES WITHDRAWN:
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1. Name(s) of tendering shareholder(s).........................

2. Name(s) of registered holder(s) if different................

3. Number of Shares Withdrawn..................................

4. Certificate Numbers.........................................

ONLY FILL IN SECTIONS 5 AND 6 IF APPLICABLE
-------------------------------------------
5. IF APPLICABLE, DTC, account number..........................

6. Name of DTC account.........................................

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B.    SHAREHOLDER SIGN HERE.
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     Must be signed by all registered holders as names appear on stock certificates or by all persons authorized to become registered holders by certificates and documents previously transmitted or transmitted herewith.

                         Signatures of Owner(s)

 ............................     ..................................
(Print name)                     (Signature)

 ............................     ..................................
(Print name)                     (Signature)

Date ...................., 1998

     If signature is by trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth full title in the space below.

Capacity ......................................................................

Street or Box Number ............... City ........ State ........ Zip .........

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C.    SIGNATURE GUARANTEE.
-------------------------------------------------------------------------------

        Must be completed by a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (required if certificates have been delivered)

Authorized Signature .........................................

Name of Firm ...................... Date ..................... 1993



                              NOTICE OF WITHDRAWAL

of Shares of Common Stock of Quickturn Design Systems, Inc. Tendered Pursuant to

  the Offer to Purchase Dated August 12, 1998 by Mentor Graphics Corporation

                     TO: IBJ SCHROEDER BANK & TRUST COMPANY

        BY MAIL:                                           BY HAND OR
                                                      OVERNIGHT COURIER:
IBJ Schroeder Bank & Trust Company            IBJ Schroeder Bank & Trust Company
       One State Street                                   One State Street
         P.O. Box 84                            Securities Processing Department
     Bowling Green Station                       Reorganization Department SC-1
  New York, New York  10274-0084                    New York, New York  10004

                                  BY FACSIMILE

                                 (212) 858-2611


                        CONFIRM FACSIMILE BY TELEPHONE:

                                 (212) 858-2103



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                      SHAREHOLDERS WHO DESIRE ASSISTANCE:


SHAREHOLDERS WHO DESIRE ASSISTANCE IN WITHDRAWING SHARES TENDERED PURSUANT TO THE MENTOR OFFER MAY CONTACT MORROW & CO., INC., WHICH IS ASSISTING QUICKTURN DESIGN SYSTEMS, INC., AT THE TELEPHONE NUMBER SET FORTH BELOW:

                               MORROW & CO., INC.

                            TOLL FREE 1-800-662-5200
===============================================================================